EXHIBIT 99.1

AMERICAN COMMERCIAL LINES INC.	Contact: Investor Relations (800) 842-5491
FOR IMMEDIATE RELEASE
American Commercial Lines Announces
Chief Financial Officer Plans to Leave Company
Jeffersonville, Indiana (September 5, 2007) — American Commercial Lines Inc. (the “Company”) (NASDAQ: ACLI) today announced that its Chief Financial Officer, Christopher A. Black, has informed the board of directors that he plans on leaving the Company at the expiration of his current employment agreement in February 2008 to pursue other interests. The Company will begin a search for a new Chief Financial Officer immediately.
“I will have helped to establish ACL as a strong and innovative transportation company. The timing is right for a transition,” said Black. “ACL is better positioned now, both economically and strategically, than at any time in its history.”
Commenting on Mr. Black’s decision, Mark Holden, ACL’s President and Chief Executive Officer stated, “Chris has been a valuable asset to the Company. He was instrumental in transitioning ACL to a public company. With his assistance, we are now poised to leverage our capabilities and resources in a number of exciting growth areas. On behalf of the Company, I wish to thank Chris for his tireless efforts in helping to bring the Company to this point and working with the Company to ensure a smooth and orderly transition in his duties.”
American Commercial Lines Inc., headquartered in Jeffersonville, Indiana, is an integrated marine transportation and service company operating in the United States Jones Act trades, with approximately $940 million in annual revenues and approximately 2,750 employees as of December 31, 2006. For more information about American Commercial Lines Inc. generally, visit www.aclines.com.
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Forward-Looking Statements
This release includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s present expectations and beliefs about future events. As with any projection or forecast, these statements are inherently susceptible to risks, uncertainty and changes in circumstance. Important factors could cause actual results to differ materially from those expressed or implied by the forward-looking statements and should be considered in evaluating the outlook of American Commercial Lines Inc. Risks and uncertainties are detailed from time to time in American Commercial Lines Inc.’s filings with the SEC, including the Form 10-K for the year ended December 31, 2006. American Commercial Lines Inc. is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of changes, new information, subsequent events or otherwise.